Exhibit 99.1

Victory Capital Reports June 2021 Assets Under Management

Schedules Second-Quarter Financial Results Conference Call for August 6

SAN ANTONIO, Texas--(BUSINESS WIRE)--July 13, 2021--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $161.9 billion as of June 30, 2021. The Company also reported that it generated positive net long-term flows during the second-quarter period.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)
	As of:
By Asset Class	June 30, 2021	May 31, 2021
Fixed Income	$36,410	$35,961
Solutions	39,640	38,994
U.S. Mid Cap Equity	30,340	30,662
U.S. Small Cap Equity	20,617	20,638
U.S. Large Cap Equity	15,284	14,993
Global / Non-U.S. Equity	15,931	15,972
Other	460	432
Total Long-Term Assets	$158,682	$157,653
Money Market / Short Term Assets	3,254	3,284
Total Assets Under Management	$161,936	$160,936

By Vehicle
Mutual Funds[2]	$123,164	$122,269
Separate Accounts and Other Pooled Vehicles[3]	34,418	34,330
ETFs	4,354	4,337
Total Assets Under Management	$161,936	$160,936

[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts, UMAs, UCITS, private funds and non-U.S. domiciled pooled vehicles.

Second-Quarter Conference Call and Webcast Details

The Company also announced that it will report second-quarter 2021 financial results after the market closes on Thursday, August 5, 2021. The Company’s management team will host a conference call the following morning, August 6, at 8:00 a.m. ET to discuss the results. Victory Capital’s earnings release and supplemental materials will be available on the investor relations section of the Company’s website at https://ir.vcm.com before the conference call begins.

To participate in the conference call, please call (877) 823-8673 (domestic) or (647) 689-4067 (international), shortly before 8:00 a.m. ET and reference the Victory Capital Conference Call. A live, listen-only webcast will also be available via the investor relations section of the Company’s website at https://ir.vcm.com. For anyone who is unable to join the live event, an archive of the webcast will be available for replay, at the same location, shortly after the call concludes.

About Victory Capital

Victory Capital is a diversified global asset management firm with $161.9 billion in assets under management as of June 30, 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 10 autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn.

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com